Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into between the United States of America, acting through the United States Department of Justice (“United States”) and MTS Systems Corporation (“MTS”) (the parties are hereafter collectively referred to as the “Parties”), through their authorized representatives.

RECITALS

A.                MTS Systems Corporation is a Minnesota corporation based in Eden Prairie, Minnesota that in the course of its business submits or causes to be submitted claims for payment to the United States for various goods and services.

B.                 The United States contends that it has certain civil claims against MTS arising from MTS’s submission of allegedly false claims for payment to the United States during the period from March 12, 2008 to March 11, 2011. On March 12, 2008, MTS pled guilty to two misdemeanor counts of violating 18 U.S.C. § 1018 by submitting knowingly false or misleading export control filings to the Department of Commerce. Despite that plea agreement, MTS certified several times over the next three years that it had not been convicted of certain criminal violations, including “making false statements,” within the preceding three years. Most notably, MTS completed Online Representations and Certifications Application (ORCA) forms, and similar forms as a subcontractor, in which it certified that it had not: “within a three-year period preceding this offer, been convicted of or had a civil judgment rendered against [MTS] for: commission of fraud or a criminal offense in connection with...making false statements.” The United States contends that because of the March 12, 2008 plea agreement, those certifications were false, and that MTS used these false ORCA certifications and similar certifications to successfully pursue numerous government contracts and subcontracts. That conduct is referred to below as the “Covered Conduct.”

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C.                   MTS admits to no liability related to the Covered Conduct, or as related to any possible claims or causes of action referred to in Recital B above or Paragraph 2 below. This Settlement Agreement is not a concession by the United States that its claims are not well founded.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1.                   MTS shall pay to the United States $7,750,000 (“Settlement Amount”) by electronic funds transfer pursuant to written instructions to be provided by the U.S. Attorney’s Office for the District of Minnesota no later than 7 business days after the Effective Date of this Agreement.

2.                   Subject to the exceptions in Paragraph 3 (concerning excluded claims) below, and conditioned upon MTS’s full payment of the Settlement Amount, the United States releases MTS, together with its divisions and subsidiaries, as well as its current and former officers, directors, employees, agents, and servants, from any civil or administrative monetary claim it has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, the Contract Disputes Act, 41 U.S.C. § 7101-1709; or common law theories of payment by mistake, breach of contract, unjust enrichment, and fraud.

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3.                   Notwithstanding the releases given in paragraph 2 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);
b.	Any criminal liability;
c.	Except for the administrative monetary claims mentioned in Paragraph 2, any administrative liability, including the suspension and debarment rights of any federal agency;
d.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;
e.	Any liability based upon obligations created by this Agreement;
f.	Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;
g.	Any liability for failure to deliver goods or services due; and
h.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct.

4.                   MTS waives and shall not assert any defenses MTS may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

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5.                  MTS, including its divisions and subsidiaries, fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that MTS, including its divisions and subsidiaries, has asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

6.                  MTS agrees to the following:

a.                  Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47) incurred by or on behalf of MTS, and its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Agreement;
(2)	the United States’ audit(s) and civil and criminal investigations of the matters covered by this Agreement;
(3)	MTS’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil and criminal investigations in connection with the matters covered by this Agreement (including attorney’s fees);
(4)	the negotiation and performance of this Agreement;
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(5)	the payment MTS makes to the United States pursuant to this Agreement,

are unallowable costs for government contracting purposes (hereinafter referred to as “Unallowable Costs”).

b.                  Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by MTS, and MTS shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States.

c.                  Treatment of Unallowable Costs Previously Submitted for Payment: MTS further agrees that within 90 days of the Effective Date of this Agreement it shall identify and repay by adjustment to future claims for payment or otherwise any Unallowable Costs included in payments previously sought by MTS or any of its subsidiaries or affiliates from the United States where costs are relevant to payments. MTS agrees that the United States, at a minimum, shall be entitled to recoup from MTS any overpayment plus any applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted requests for payment. The United States, including the Department of Justice and/or the affected agencies, reserves its rights to audit, examine, or re-examine MTS’s books and records and to disagree with any calculations submitted by MTS or any of its subsidiaries or affiliates regarding any Unallowable Costs included in payments previously sought by MTS, or the effect of any such Unallowable Costs on the amount of such payments.

7.                  Except as explicitly stated in this Agreement, this Agreement is intended to be for the benefit of the Parties only.

8.                  Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

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9.                  Each party and signatory to this Agreement represents that it freely and voluntarily enters in to this Agreement without any degree of duress or compulsion.

10.              This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the District of Minnesota. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

11.              This Agreement constitutes the full and complete agreement between the Parties with respect to the matters covered herein. This Agreement may not be amended except by written consent of the Parties.

12.              The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

13.              This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

14.              This Agreement is binding on MTS’s successors, transferees, heirs, and assigns.

15.              All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

16.              This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

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THE UNITED STATES OF AMERICA

DATED: August 30, 2012	BY:	/s/ Chad A. Blumenfield

Chad A. Blumenfield Assistant United States Attorney District of Minnesota

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MTS SYSTEMS CORPORATION

DATED: August 30, 2012	BY:	/s/ Steven G. Mahon

Steven G. Mahon Senior Vice President, General Counsel and Chief Compliance Officer MTS Systems Corporation

DATED: August 29, 2012	BY:	/s/ Marc F. Efron

Philip T. Inglima Marc F. Efron Crowell & Moring LLP 1001 Pennsylvania Avenue, N.W. Washington, D.C. 20004 Counsel for MTS Systems Corporation

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